Exhibit 99.1

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NEWS RELEASE

Associated Materials Announces Pricing of
$675.0 Million of 9.00% Senior Secured Notes due 2024

Cuyahoga Falls, Ohio, November 3, 2016 - Associated Materials Group, Inc. (“Parent”) today announced that it priced an offering of $675.0 million in aggregate principal amount of its 9.00% senior secured notes due 2024 (the “notes”) at an issue price of 97.0% of the principal amount thereof. The notes will be Parent's senior secured obligations. The proceeds of this offering will be held in escrow until such time as Parent closes the convertible preferred stock and warrants sale described below. Upon such closing, Associates Materials, LLC (the “Company”) and its wholly-owned subsidiary, AMH New Finance, Inc. (“AMH Finance” and, together with the Company, the “issuers”) will assume Parent’s obligations under the notes, the notes will be guaranteed by all of the Company’s direct and indirect domestic subsidiaries (other than AMH Finance). Parent will be released from its obligations under the notes and the escrowed net proceeds relating to the offering of the notes will be released to the Company.

Parent has also entered into an agreement with certain investors pursuant to which Parent agreed to issue convertible preferred stock and warrants to purchase shares of common stock of Parent. Upon consummation of the issuance of the convertible preferred stock, Parent expects to contribute net proceeds of approximately $273 million from such sale to the Company.

The Company intends to use the net proceeds of the offering of the notes, together with drawings under its amended and restated asset-based credit facility and the cash contributed to its capital in connection with the issuance by Parent of the convertible preferred stock and the warrants, to (i) complete a tender offer for any and all of the issuers’ outstanding 9.125% senior secured notes due 2017 (the “2017 notes”), (ii) redeem, satisfy and discharge any of the 2017 notes that are not purchased in the tender offer, (iii) repay certain indebtedness outstanding under the Company’s existing asset-based credit facility (the “credit facility”), (iv) repay the indebtedness outstanding under a first lien promissory note made by the issuers and certain of their affiliates in favor of an affiliate of Hellman & Friedman LLC and (v) pay fees and expenses related to the foregoing. The Company intends to use any remaining net proceeds for other general corporate purposes. The issuance and sale of the notes is expected to close on or about November 22, 2016, and the closing of the sale of the convertible notes and warrants is expected to close by November 30, 2016. Each such closing is subject to customary closing conditions. In connection with these transactions, the Company also intends to extend the credit facility.

The notes were offered in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The convertible preferred stock and the warrants, and the shares of common stock issuable upon exercise and conversion thereof, were offered to accredited investors in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities, in any state in which such offer, solicitation or sale would be unlawful. The securities described above have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Associated Materials, LLC
Associated Materials was founded in 1947 when it first introduced residential aluminum siding under the Alside® name and is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, vinyl railing and fencing, aluminum trim coil and aluminum and steel siding and related accessories, which are produced at the Company’s 11 manufacturing facilities. In addition, the Company sells complementary products that are manufactured by third parties, such as roofing materials, cladding materials, insulation, exterior doors, equipment and tools. The Company also provides installation services.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the anticipated closing and use of proceeds from the sale of the securities described above. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as such factors may be updated from time to time in its periodic filings with the SEC.

For more information about the Company and its products, please visit: www.associatedmaterials.com or contact Scott F. Stephens, Chief Financial Officer, at sstephens@associatedmaterials.com or (330) 922-7743.